News Release

For Immediate Release:	For More Information,
October 28, 2008	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Third Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, reports that net income for the third quarter of 2008 amounted to $6,197,000, or $0.37 per diluted share.  This represents an increase in net income of 7.9% and a decrease in diluted earnings per share of 7.5% from the $5,743,000, or $0.40 per diluted share, reported in the third quarter of 2007.  For the nine months ended September 30, 2008, the Company reports net income of $17,004,000, or $1.07 per diluted share.  This represents an increase in net income of 6.0% and a decrease in diluted earnings per share of 3.6% from the net income of $16,048,000, or $1.11 per diluted share, reported for the first nine months of 2007.  The 2008 earnings reflect the impact of the acquisition of Great Pee Dee Bancorp, which had $213 million in total assets as of the acquisition date of April 1, 2008, and resulted in the issuance of 2,059,091 shares of First Bancorp common stock.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2008 amounted to $22.8 million, a 12.9% increase over the $20.2 million recorded in the third quarter of 2007.  Net interest income for the nine months ended September 30, 2008 amounted to $64.1 million, a 9.1% increase over the $58.7 million recorded in the same nine month period in 2007.

The increases in net interest income during 2008 were primarily due to growth in loans and deposits.  Also, during the second and third quarters of 2008, the Company recorded non-cash net interest income purchase accounting adjustments related to the Great Pee Dee acquisition totaling $366,000 in each quarter, which increased net interest income.  The largest of the adjustments relates to recording the Great Pee Dee time deposit portfolio at fair market value.  This adjustment was $1.1 million and is being amortized to reduce interest expense over a total of eleven months, or $100,000 per month, until March 2009.

The impact of the growth in loans and deposits on net interest income was partially offset by a decline in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets).  The Company’s net interest margin for the third quarter of 2008 was 3.79%, a 21 basis point decline from the 4.00% margin realized in the third quarter of 2007.  The Company’s net interest margin for the first nine months of 2008 was 3.76% compared to 4.00% for the same nine months of 2007.  The Company’s net interest margin has been negatively impacted by the Federal Reserve lowering interest rates by a total of 325 basis points from September 2007 to September 2008.  When interest rates are lowered, the Company’s net interest margin declines, at least temporarily, as most of the Company’s adjustable rate loans reprice downward immediately, while rates on the Company’s customer time deposits are fixed, and thus do not adjust downward until they mature.

The Company’s net interest margin of 3.79% realized for the third quarter of 2008 was an eight basis point increase from the margin realized in the second quarter of 2008.  With no changes in the prime rate of interest during the third quarter of 2008, this margin increase was primarily due to the Company’s ability to reprice time deposits that matured during the quarter at lower interest rates.

As a result of the 50 basis point cut in interest rates announced by the Federal Reserve on October 8, 2008, the Company expects that its net interest margin will decline in the fourth quarter.

Provision for Loan Losses and Asset Quality

The Company’s provision for loan losses amounted to $2,851,000 in the third quarter of 2008 compared to $1,299,000 in the third quarter of 2007.  The provision for loan losses for the nine month period ended September 30, 2008 was $6,443,000 compared to $3,742,000 recorded in the first nine months of 2007.  The higher provisions in 2008 are primarily related to negative trends in asset quality.

Although the Company has no subprime exposure, the current economic environment has resulted in an increase in the Company’s delinquencies and classified assets.  At September 30, 2008, the Company’s nonperforming assets were $24.1 million compared to $9.0 million at September 30, 2007.  At September 30, 2008, approximately $4.3 million of the Company’s nonaccrual loans outstanding related to loans assumed in the acquisition of Great Pee Dee.  The total amount receivable related to those loans was $9.0 million at September 30, 2008, the balances of which were written down as of the date of the acquisition by $4.7 million in accordance with applicable accounting requirements.

The Company’s nonperforming assets to total assets ratio was 0.89% at September 30, 2008 compared to 0.39% at September 30, 2007.  The Company’s ratio of annualized net charge-offs to average loans was 0.18% for the third quarter of 2008 compared to 0.17% in the third quarter of 2007.  For the nine months ended September 30, 2008, the Company’s ratio of annualized net charge-offs to average loans was 0.17% compared to 0.15% in the comparable period of 2007.

Although the Company’s asset quality ratios discussed above reflect unfavorable trends, they remain superior to those of the Company’s peers based on public information available.  The table below shows how the Company’s ratios compare to Federal Reserve data for all bank holding companies with between $1 billion and $3 billion in assets at June 30, 2008 (the most recent information available):

	First Bancorp	Peer Average
Nonperforming assets to total assets	0.78%	1.53%
Annualized net charge-offs to average loans	0.16%	0.39%

Noninterest Income

Noninterest income amounted to $5.4 million for the third quarter of 2008, a 27.1% increase from the $4.3 million recorded in the third quarter of 2007.  Noninterest income for the nine months ended September 30, 2008 amounted to $16.1 million, an increase of 20.8% from the $13.4 million recorded in the first nine months of 2007.  The increases in noninterest income in 2008 primarily relate to increases in service charges on deposit accounts.  These higher service charges were primarily associated with the Company expanding the availability of its customer overdraft protection program in the fourth quarter of 2007 to include debit card purchases and ATM withdrawals. Previously the overdraft protection program, in which the Company charges a fee for honoring payments on overdrawn accounts, only applied to written checks.

Noninterest Expenses

Noninterest expenses amounted to $15.5 million in the third quarter of 2008, an 11.0% increase over 2007.  Noninterest expenses for the nine months ended September 30, 2008 amounted to $46.6 million, a 9.4% increase from the $42.6 million recorded in the first nine months of 2007.  These increases are primarily attributable to the Company’s growth, including the April 1, 2008 acquisition of Great Pee Dee.  Additionally, the Company recorded FDIC insurance expense of $337,000 and $839,000 for the three and nine month periods ended September 30, 2008, respectively, compared to none for the same periods in 2007, as a result of the FDIC recently beginning to charge for FDIC insurance again in order to replenish its reserves.

The Company’s effective tax rate was 37%-38% for each of the three and nine month periods ended September 30, 2008 and 2007.

Balance Sheet Growth

During the third quarter of 2008, loans outstanding increased by $45 million, or 8.3% annualized, while deposits increased by $6 million, or 1.3% annualized.  The Company’s growth in deposits during the quarter was concentrated in brokered CD’s, which had interest rates meaningfully lower than the interest rates being offered by several local competitors in the Company’s marketplace.  The Company’s brokered CD’s amounted to $47 million at September 30, 2008 compared to $22 million at June 30, 2008.  The $47 million in brokered CD’s at September 30, 2008 represented just 2.3% of the Company’s total deposits.

Total assets at September 30, 2008 amounted to $2.7 billion, 18.2% higher than a year earlier.  Total loans at September 30, 2008 amounted to $2.2 billion, a 20.3% increase from a year earlier, and total deposits amounted to $2.0 billion at September 30, 2008, an 11.2% increase from a year earlier.  The Company completed the acquisition of Great Pee Dee Bancorp on April 1, 2008, which had $188 million in loans, $148 million in deposits, and $213 million in assets.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on the quarter’s results, “In light of the current economic environment, I am pleased with the solid results we are reporting today.  Our commitment to a conservative operating philosophy has provided us with the ability to withstand the current economic turmoil in good shape – we continue to report solid earnings, our asset quality is superior to that of our peers, and we remain classified as ‘well-capitalized’ according to regulatory standards.  And I know in talking to our shareholders how pleased they are that we have been able to maintain our dividend rate.”

Mr. Ocheltree noted the following corporate developments and information:

•	The Company is studying the benefits of participating in the plan recently announced by the U.S. Treasury, whereby the Treasury would purchase preferred stock from eligible financial institutions.

•	On September 29, 2008, the Company reported that it had been recently recognized by investment banking firm Sandler O’Neill & Partners, L.P., as one of the top performing small-cap banks in the nation.  New York-based Sandler O’Neill is one of the best-known and most highly regarded investment firms specializing in the commercial banking industry.  Please contact the Company if you would like a copy of this press release.

•
On August 26, 2008, the Company announced a quarterly cash dividend of 19 cents per share payable on October 25, 2008 to shareholders of record on September 30, 2008.  This is the same dividend rate the Company paid in the comparable quarter in 2007.

•
On August 8, 2008, the Company replaced its modular building in Mt. Pleasant, North Carolina with a new, state-of-the-art building at the same address on Highway 49 North.  With the new building, First Bank more than doubled the size of its former Mt. Pleasant Office.

•	The Company has no holdings of Freddie Mac or Fannie Mae preferred stock.

•
The Company has recently increased its mortgage loan capabilities by adding FHA and VA loans to its product line.  Applications can be submitted at the Company’s website – www.firstbancorp.com or by contacting any branch manager.

•	The Company has recently completed a major expansion of its bank branch in Harmony, North Carolina.

•	There has been no stock repurchase activity during 2008.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $2.7 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 74 branches, with 63 branches operating in a 21-county market area in the central piedmont and coastal regions of North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2008	2007	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$35,556	35,717
Interest on investment securities	2,022	1,743
Other interest income	211	715
Total interest income	37,789	38,175	(1.0%)
Interest expense
Interest on deposits	12,724	15,528
Other, primarily borrowings	2,280	2,470
Total interest expense	15,004	17,998	(16.6%)
Net interest income	22,785	20,177	12.9%
Provision for loan losses	2,851	1,299	119.5%
Net interest income after provision for loan losses	19,934	18,878	5.6%
Noninterest income
Service charges on deposit accounts	3,610	2,323
Other service charges, commissions, and fees	1,190	1,273
Fees from presold mortgages	199	230
Commissions from financial product sales	419	374
Data processing fees	42	52
Securities gains (losses)	2	─
Other gains (losses)	(28)	25
Total noninterest income	5,434	4,277	27.1%
Noninterest expenses
Personnel expense	8,907	8,330
Occupancy and equipment expense	2,097	1,902
Intangibles amortization	107	93
Other operating expenses	4,359	3,616
Total noninterest expenses	15,470	13,941	11.0%
Income before income taxes	9,898	9,214	7.4%
Income taxes	3,701	3,471	6.6%
Net income	$6,197	5,743	7.9%

Earnings per share – basic	$0.38	0.40	(5.0%)
Earnings per share – diluted	0.37	0.40	(7.5%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$22,785	20,177
Tax-equivalent adjustment (1)	165	136
Net interest income, tax-equivalent	$22,950	20,313	13.0%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2008	2007	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$104,309	103,420
Interest on investment securities	5,990	5,157
Other interest income	930	2,051
Total interest income	111,229	110,628	0.5%
Interest expense
Interest on deposits	40,934	44,245
Other, primarily borrowings	6,245	7,662
Total interest expense	47,179	51,907	(9.1%)
Net interest income	64,050	58,721	9.1%
Provision for loan losses	6,443	3,742	72.2%
Net interest income after provision for loan losses	57,607	54,979	4.8%
Noninterest income
Service charges on deposit accounts	10,148	6,800
Other service charges, commissions, and fees	3,812	3,798
Fees from presold mortgages	657	849
Commissions from financial product sales	1,174	1,177
Data processing fees	140	152
Securities gains (losses)	(14)	487
Other gains	229	107
Total noninterest income	16,146	13,370	20.8%
Noninterest expenses
Personnel expense	26,590	24,970
Occupancy and equipment expense	6,148	5,639
Intangibles amortization	309	281
Other operating expenses	13,538	11,691
Total noninterest expenses	46,585	42,581	9.4%
Income before income taxes	27,168	25,768	5.4%
Income taxes	10,164	9,720	4.6%
Net income	$17,004	16,048	6.0%

Earnings per share - basic	$1.08	1.12	(3.6%)
Earnings per share - diluted	1.07	1.11	(3.6%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$64,050	58,721
Tax-equivalent adjustment (1)	493	399
Net interest income, tax-equivalent	$64,543	59,120	9.2%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2008	2007	2008	2007
Return on average assets	0.96%	1.06%	0.93%	1.01%
Return on average equity	11.09%	13.25%	11.02%	12.68%
Net interest margin - tax equivalent (1)	3.79%	4.00%	3.76%	4.00%
Efficiency ratio - tax equivalent (1) (2)	54.50%	56.69%	57.73%	58.74%
Net charge-offs to average loans	0.18%	0.17%	0.17%	0.15%
Nonperforming assets to total assets (period end)	0.89%	0.39%	0.89%	0.39%

SHARE DATA
Cash dividends declared	$0.19	0.19	$0.57	0.57
Stated book value	13.28	11.88	13.28	11.88
Tangible book value	9.17	8.32	9.17	8.32
Common shares outstanding at end of period	16,522,581	14,375,303	16,522,581	14,375,303
Weighted average shares outstanding - basic	16,515,507	14,391,739	15,789,027	14,378,787
Weighted average shares outstanding - diluted	16,539,179	14,462,266	15,846,966	14,474,673

CAPITAL RATIOS
Shareholders’ equity to total assets	8.12%	7.48%	8.12%	7.48%
Tangible equity to tangible assets	5.75%	5.36%	5.75%	5.36%
Tier I leverage ratio	8.10%	8.60%	8.10%	8.60%
Tier I risk-based capital ratio	9.29%	10.04%	9.29%	10.04%
Total risk-based capital ratio	10.54%	11.63%	10.54%	11.63%

AVERAGE BALANCES ($ in thousands)
Total assets	$2,570,067	2,157,155	$2,444,993	2,118,019
Loans	2,195,971	1,819,253	2,085,331	1,786,631
Earning assets	2,412,037	2,016,480	2,291,855	1,976,580
Deposits	2,018,313	1,808,468	1,969,817	1,761,472
Interest-bearing liabilities	2,092,329	1,741,495	1,983,663	1,709,173
Shareholders’ equity	222,237	171,947	206,179	169,251

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007

Net interest income - tax equivalent (1)	$22,950	21,664	19,928	20,718	20,313
Taxable equivalent adjustment (1)	165	163	164	155	136
Net interest income	22,785	21,501	19,764	20,563	20,177
Provision for loan losses	2,851	2,059	1,533	1,475	1,299
Noninterest income	5,434	5,337	5,375	5,103	4,277
Noninterest expense	15,470	16,344	14,771	14,999	13,941
Income before income taxes	9,898	8,435	8,835	9,192	9,214
Income taxes	3,701	3,157	3,306	3,430	3,471
Net income	6,197	5,278	5,529	5,762	5,743

Earnings per share – basic	0.38	0.32	0.38	0.40	0.40
Earnings per share – diluted	0.37	0.32	0.38	0.40	0.40
(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

PERIOD END BALANCES ($ in thousands)	September 30, 2008	June 30, 2008	December 31, 2007	September 30, 2007	One Year Change
Assets	$2,700,666	2,621,356	2,317,249	2,284,263	18.2%
Securities	182,487	172,002	151,754	153,390	19.0%
Loans	2,211,678	2,166,840	1,894,295	1,838,346	20.3%
Allowance for loan losses	27,928	26,061	21,324	20,631	35.4%
Intangible assets	67,887	67,995	51,020	51,113	32.8%
Deposits	2,022,822	2,016,477	1,838,277	1,818,908	11.2%
Borrowings	387,390	326,006	242,394	233,013	66.3%
Shareholders’ equity	219,354	216,677	174,070	170,770	28.4%

	For the Three Months Ended
YIELD INFORMATION	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007

Yield on loans	6.44%	6.53%	7.13%	7.61%	7.79%
Yield on securities - tax equivalent (1)	4.89%	5.39%	5.71%	5.27%	5.07%
Yield on other earning assets	2.18%	2.72%	3.49%	5.56%	5.66%
Yield on all interest earning assets	6.26%	6.38%	6.94%	7.39%	7.54%

Rate on interest bearing deposits	2.84%	3.10%	3.56%	3.78%	3.89%
Rate on other interest bearing liabilities	2.92%	3.05%	4.35%	5.64%	6.16%
Rate on all interest bearing liabilities	2.85%	3.09%	3.64%	3.96%	4.10%

Interest rate spread - tax equivalent (1)	3.41%	3.29%	3.30%	3.43%	3.44%
Net interest margin - tax equivalent (2)	3.79%	3.71%	3.79%	3.98%	4.00%

Average prime rate	5.00%	5.08%	6.22%	7.53%	8.18%

(1)    See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)    Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007

Nonaccrual loans	$19,558	17,588	8,799	7,807	6,941
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	19,558	17,588	8,799	7,807	6,941
Other assets	4,565	2,934	3,289	3,042	2,058
Total nonperforming assets	$24,123	20,522	12,088	10,849	8,999

Net charge-offs to average loans - annualized	0.18%	0.15%	0.18%	0.17%	0.17%
Nonperforming loans to total loans	0.88%	0.81%	0.45%	0.41%	0.38%
Nonperforming assets to total assets	0.89%	0.78%	0.51%	0.47%	0.39%
Allowance for loan losses to total loans	1.26%	1.20%	1.14%	1.13%	1.12%